POLICY ON INSIDER TRADING

This Policy on Insider Trading (the “Policy”) provides the standards of FVCBankcorp, Inc. (the “Company”) on trading of the Company’s securities or securities of certain other publicly-traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and its subsidiaries, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company and its subsidiaries, (ii) executive officers and senior management of the Company and its subsidiaries, (iii) the employees listed on Appendix A (collectively, “Covered Persons”), and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. Applicability

This Policy applies to all trading and other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and (ii) the securities of other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

This Policy applies to all directors, officers and employees of the Company and its subsidiaries.

2. General Policy: No Trading While in Possession of Material Non-public Information

(a) No director, officer or employee may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.

(b) No director, officer or employee who knows of any material non-public information about the Company may communicate that information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer or employee may purchase or sell any security of any other company while in possession of material non-public information that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material non-public information may communicate that information, or tip, to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material Information. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance; that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•significant changes in the Company’s prospects;
•significant write-downs in assets or increases in reserves;
•developments regarding significant litigation or government agency investigations;
•liquidity problems;
•changes in earnings estimates or unusual gains or losses in major operations;
•major changes in the Company’s management or the board of directors;
•changes in dividends;
•extraordinary borrowings;
•major changes in accounting methods or policies;
•award or loss of a significant contract;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•changes in debt ratings;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•offerings of the Company’s securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should either (i) consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (ii) assume that the information is material.

(b) Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.
(c) Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•assisting with implementation and enforcement of this Policy;
•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
•providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any transactions under Part II, Section 4 below.

4. Exceptions for Transactions Under Company Plans

The trading restrictions of this Policy do not apply in the case of the following transactions, except as specifically noted:

(a) Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity compensation plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless exercise” of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b) Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the third Thursday of the third month of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 issued under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

•it has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
•it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time (The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan);
•it was entered into in good faith by the Covered Person, and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person was not in possession of material non-public information about the Company, and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;
•it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

•it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on third trading day following the date the Company’s financial results are released and ending on the third Thursday of the third month in the fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Prohibited Transactions

(a) Covered Persons of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

•Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
•Short sales. Covered Persons may not sell the Company’s securities short;
•Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
•Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
•Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.